UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 30, 2012

PERCEPTRON, INC.

(Exact Name of Registrant as Specified in Charter)

Michigan	0-20206	38-2381442
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

47827 Halyard Drive, Plymouth, MI		48170-2461
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (734) 414-6100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective August 30, 2012, Perceptron, Inc. (“Company”) and Comerica Bank entered into the Second Amendment to the Amended and Restated Credit Agreement dated as of November 16, 2010 (as amended, the “Credit Agreement”). The Second Amendment amended the definition of base tangible net worth and provided the Bank’s consent to the sale of certain assets of the Company’s Commercial Products Business Unit described in Item 2.01 and its agreement to release those assets from the Bank’s security interest. All other material terms of the Credit Agreement remain in full force and effect, without waiver or modification. The foregoing is qualified in its entirety by reference to the Second Amendment, a copy of which is attached hereto as Exhibit 10.6 and incorporated herein by reference.

See Item 2.01 below for a description of certain material definitive agreements entered into by the Company on August 30, 2012 in connection with the sale of CBU’s assets.

Item 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On August 30, 2012, Perceptron, Inc. (“Company”) sold certain assets of its Commercial Products Business Unit (“CBU”) to Inspectron, Inc. (“Inspectron”) pursuant to an Asset Purchase Agreement, dated August 30, 2012 (“Asset Purchase Agreement”).

Inspectron purchased CBU’s inventory, tooling, equipment, customer contracts, patents, trademarks, prepaid items, deposits and other assets primarily associated with CBU’s business operations. The Company retained CBU’s accounts receivable existing at the time of the closing of the sale. Inspectron assumed CBU’s service parts and warranty obligations, vendor commitments and certain other contractual obligations associated with CBU’s business operations. As part of the transaction, the parties also entered into a Mutual Covenant Not to Compete with a term of two years and License Agreements that cross license certain intellectual property owned by each party.

The purchase price paid by Inspectron for CBU’s assets was approximately $837,642, paid at the closing.

Inspectron is owned by Richard Price, who formerly served as a Senior Vice President of the Company in charge of CBU. In connection with the execution of the Asset Purchase Agreement, the Company and Mr. Price entered into a First Amendment to Executive Agreement Not to Compete to exclude the acquisition and post-closing operations of CBU from Mr. Price’s covenant not to compete.

The foregoing description is qualified in its entirety by reference to the Asset Purchase Agreement that is attached hereto as Exhibit 2.1, and the License Agreements, Mutual Covenant Not to Compete and First Amendment to Executive Agreement Not to Compete, attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, which are incorporated by reference herein.

Item 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On August 30, 2012, the Company sold certain assets of CBU to Inspectron pursuant to the Asset Purchase Agreement, as described above in Item 2.01. Pursuant to the terms of the Asset Purchase Agreement, on August 30, 2012, the Company advised all of the CBU employees in the United States that their employment was terminated and Inspectron offered employment to the terminated CBU employees.

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During the fourth quarter of fiscal 2012, the Company decided to discontinue CBU and placed all CBU assets as held for sale. At June 30, 2012, the Company recorded a $1.6 million restructuring charge, or $1.1 million, net of taxes, related to write-downs of inventory and capital assets of CBU to their estimated realizable fair value. The write-downs primarily related to inventory and capital assets used in the plumbing, construction and electrical markets. Of the $1.6 million charged to discontinued operations, approximately 90% related to inventory and 10% related to capital assets. Approximately $439,000 of this charge is expected to result in future cash expenditures. This charge does not include the loss associated with CBU’s operations for the fourth quarter of fiscal 2012 of $225,000, net of taxes.

The Company’s estimated charge is based upon a number of assumptions. Actual results may differ materially and additional charges or credits could be incurred as a result of the sale and discontinuation of the Company’s CBU operations.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

C.	Exhibits.

	Exhibit No.	Description

	2.1	Asset Purchase Agreement, dated August 30, 2012, between Inspectron Inc. and Perceptron, Inc.

	10.1	License Agreement (from Perceptron to Inspectron), dated August 30, 2012, between Inspectron Inc. and Perceptron, Inc.

	10.2	License Agreement (from Inspectron to Perceptron), dated August 30, 2012, between Inspectron Inc. and Perceptron, Inc.

	10.3	Mutual Covenant Not to Compete, dated August 30, 2012, between Inspectron Inc. and Perceptron, Inc.

	10.4	Executive Agreement Not to Compete, dated November 4, 2009, between Richard Price and Perceptron, Inc. and First Amendment, dated August 30, 2012

	10.5	First Amendment to Severance Agreement, dated July 2, 2010, between Richard Price and Perceptron, Inc.

	10.6	Second Amendment to the Amended and Restated Credit Agreement, dated November 16, 2012, between Perceptron, Inc. and Comerica Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERCEPTRON, INC.
(Registrant)

Date: September 6, 2012	/s/ Harry T. Rittenour
By: Harry T. Rittenour
Title: President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated August 30, 2012 between Inspectron Inc. and Perceptron, Inc.

10.1	License Agreement (from Perceptron to Inspectron), dated August 30, 2012, between Inspectron Inc. and Perceptron, Inc.

10.2	License Agreement (from Inspectron to Perceptron), dated August 30, 2012, between Inspectron Inc. and Perceptron, Inc.

10.3	Mutual Covenant Not to Compete, dated August 30, 2012, between Inspectron Inc. and Perceptron, Inc.

10.4	Executive Agreement Not to Compete, dated November 4, 2009, between Richard Price and Perceptron, Inc. and First Amendment, dated August 30, 2012

10.5	First Amendment to Severance Agreement, dated July 2, 2010, between Richard Price and Perceptron, Inc.

10.6	Second Amendment to the Amended and Restated Credit Agreement, dated November 16, 2010, between Perceptron Inc. and Comerica Bank

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